Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Michael P. Gray

Chief Financial and Chief Operating Officer

Curis, Inc.

617-503-6632

mgray@curis.com

Curis Announces Appointment of Maurizio Voi, M.D.

as Chief Medical and Chief Development Officer

- Dr. Voi brings over 20 years of broad industry experience including development of XALKORI® (crizotinib), Erbitux® (cetuximab),

Sprycel® (dasatinib) and Gemzar® (gemcitabine for injection) -

LEXINGTON, Mass. November 8, 2011 (BUSINESS WIRE) – Curis, Inc. (NASDAQ: CRIS), a drug development company seeking to develop next generation targeted small molecule drug candidates for cancer treatment, today announced the appointment of Maurizio Voi, M.D., as Chief Medical and Chief Development Officer. Dr. Voi will be responsible for the Company’s development, clinical trial and regulatory affairs operations, as well as biomarker and translational medicine activities.

Dr. Voi brings to Curis significant experience in targeted oncology drug development, most recently as Vice President of Clinical Development and Medical Affairs for the Oncology Business Unit at Pfizer’s Global Research and Development site in New York. Dr. Voi joined Pfizer in 2009 as Thoracic Tumor Strategy Team Leader for Oncology. In this role, he was responsible for developing strategic plans for assets within the Pfizer portfolio for the treatment of thoracic cancers, with a special emphasis on identifying patient populations most likely to respond to targeted agents by concurrently developing compounds and diagnostics, including XALKORI® (crizotinib), an ALK inhibitor for the treatment of ALK+ advanced non-small cell lung cancer that was granted FDA approval earlier this year.

“We look forward to benefitting from Maurizio’s depth and breadth of oncology product development experience as we seek to advance the development of our proprietary cancer drug candidates including CUDC-101, our first-in-class small molecule inhibitor of EGFR, Her2 and HDAC, CUDC-907, our dual PI3 kinase and HDAC inhibitor that is approaching clinical development, as well as our earlier-stage product candidates,” said Dan Passeri, chief executive officer of Curis. “We anticipate that his in-depth experience with the development of several approved targeted cancer agents and understanding of the importance of translational medicine and molecular biology in current cancer treatments, combined with his U.S. and international experience, will greatly strengthen our management team and enhance our capabilities.”

“I am excited about working with Curis’ promising pipeline of cancer drug candidates,” said Dr. Voi. “These novel oncology therapeutics are all based on Curis’ proven chemistry capabilities and expertise in cancer pathway network biology. I am looking forward to working with the Curis team to drive the development-stage assets in clinical testing as well as to working closely with the research team in its efforts to generate additional novel molecules for cancer.”

Prior to joining Pfizer, Dr. Voi served from 1998 to 2009 in several key positions at Bristol-Myers Squibb Company, most recently as the Executive Director, Global Clinical Development and Medical Affairs, Oncology, where he was instrumental in the development and regulatory submission and approval of Sprycel® in chronic myelogenous leukemia as well as in supplemental BLA’s of Erbitux® in colorectal, non-small cell lung and head and neck cancers. From 1987-1998, he served in several roles at Eli Lilly and Company, where he was involved in preparing the registration dossier for a regulatory approval filing in non-small cell lung cancer of Gemzar® in Europe as well as ultimately assuming responsibility for Gemzar® worldwide development and commercialization.

Dr. Voi has extensive regulatory experience working with the FDA’s Oncology Division, the European Medicines Agency (EMA), and numerous other health authorities. He has been responsible for U.S. and European clinical and regulatory activities and is well networked with key opinion leaders in cancer. He received his medical degree from the University of Padua, School of Medicine Italy and practiced medicine at the General Hospital, Dolo in Venice, Italy.

About Curis, Inc.

Curis is a drug development company that is committed to leveraging its innovative signaling pathway drug technologies to seek to create new targeted small molecule drug candidates for cancer. Curis is building upon its previous experiences in targeting signaling pathways, including the Hedgehog pathway, in its effort to develop proprietary targeted cancer programs. For more information, visit Curis’ website at www.curis.com.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding: the expected benefits of the Company’s appointment of Dr. Voi as Chief Medical Officer and Chief Development Officer. Forward-looking statements used in this press release may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates”, “assumes”, “will”, “may,” “could” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause actual results to be materially different from those indicated by such forward-looking statements, including without limitation the risk factors described by the Company in its Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and other filings that it periodically makes with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the views of Curis only as of today and should not be relied upon as representing Curis’ views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.